UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
November 17, 2006
Date of Report (Date of earliest event reported)
HCC INSURANCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13790 (Commission File Number)	76-0336636 (IRS Employer Identification No.)

13403 Northwest Freeway, Houston, Texas (Address of principal executive offices)	77040-6094 (Zip Code)
Registrant’s telephone number, including area code (713) 690-7300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Consulting Agreement and Release
Press Release

Item 1.01 Entry into a Material Definitive Agreement
     On November 17, 2006, HCC Insurance Holdings, Inc. (the “Company”) entered into an agreement with Stephen L. Way, the Company’s Chairman and former Chief Executive Officer (the “Consulting Agreement and Release”), pursuant to which Mr. Way’s employment with the Company was terminated and he voluntarily agreed to pay to the Company the difference between the initial strike price and the closing price on the new measurement date for certain previously exercised stock options that were incorrectly priced. In addition, with respect to unexercised vested options, Mr. Way also agreed that each new strike price will be the new measurement date as determined by the Company. Unvested options held by Mr. Way are terminated.
     The Consulting Agreement and Release also provides for the termination of that certain Amended and Restated Employment Agreement effective November 10, 2004, by and between the Company and Mr. Way. It further provides for Mr. Way to provide various management and strategic consulting services to the Company for a monthly fee of $30,000.
     A copy of the Consulting Agreement and Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.
(b)	On November 17, 2006, Mr. Way’s employment as Chief Executive Officer of the Company was terminated. Mr. Way will remain as a member of the Company’s Board of Directors (the “Board”) and will serve as the non-executive Chairman of the Board of Directors.

Chris L. Martin also has resigned as Executive Vice President and General Counsel. Mr. Martin has agreed to terminate that certain Employment Agreement dated April 1, 2006, by and between the Company and Mr. Martin, and to pay the Company the difference between the initial strike price and the closing price on the new measurement date for previously exercised stock options that were incorrectly priced. In addition, with respect to unexercised vested options, Mr. Martin also agreed that each new strike price will be the new measurement date as determined by the Company. Unvested options held by Mr. Martin are terminated.

(c)	Mr. Frank J. Bramanti, 50, a member of the Board since 1991, was appointed by the Board as the Company’s new Chief Executive Officer. In addition to his Board membership, Mr. Bramanti has served in various capacities for the Company from 1980-2001, including as Executive Vice President, Chief Financial Officer and Interim President. Mr. Bramanti is a member of the Company’s Investment and Finance Committee and is a Certified Public Accountant.

The Company has not entered into any written or oral employment agreement with Mr. Bramanti at this time. The terms of any such agreement will be provided when reached.
Item 7.01 Regulation FD Disclosure
     On November 17, 2006, the Company announced that the Audit Committee, acting as an independent special committee of the Board (the “Special Committee”), with the assistance of Skadden, Arps, Slate, Meagher & Flom, LLP as independent legal counsel to the Special Committee and LECG as forensic accountants, conducted an investigation into the Company’s past stock option granting practices and concluded that the Company used incorrect measurement dates for financial reporting purposes for certain stock option grants during the period from 1995 to the present.
     LECG currently estimates the cumulative pre-tax financial impact of recording additional non-cash charges associated with stock option grants is not likely to exceed $37 million spread over the vesting periods of the options in questions. The errors will also require some increased tax provision. The Company is evaluating, whether a restatement of certain previously filed financial statements will be required. The Company intends to continue cooperating with the SEC in connection with its informal inquiry into this matter.
     The Board of Directors has announced a series of actions in a press release attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release is also available at the Company’s website at www.hcc.com.
Item 9.01 Financial Statements and Exhibits.

No.	Exhibit

99.1	Consulting Agreement and Release

99.2	Press Release dated November 17, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCC INSURANCE HOLDINGS, INC.

Date: November 17, 2006	By:	/s/ Frank J. Bramanti
Frank J. Bramanti Chief Executive Officer

Exhibit Index

No.	Exhibit

99.1	Consulting Agreement and Release

99.2	Press Release dated November 17, 2006